Exhibit 5.1

November 10, 2022

Knightscope, Inc.

1070 Terra Bella Avenue

Mountain View, California 94043

Re:	Registration Statement on Form S-1 Filed by Knightscope, Inc.

Ladies and Gentlemen:

We have acted as counsel to Knightscope, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, of a registration statement on Form S-1 (the “Registration Statement”), including the prospectus which forms a part of the Registration Statement (the “Prospectus”), for the registration of the resale from time to time by the selling stockholder of the Company named in the Registration Statement (the “Selling Stockholder”) of up to 13,690,099 shares of Class A common stock, par value $0.001 per share, of the Company (the “Class A Common Stock”), consisting of: (i) 12,551,653 shares of Class A Common Stock (the “Conversion Shares”) issuable upon conversion of senior secured convertible notes in an aggregate principal amount of $6.075 million (the “Notes”), and (ii) 1,138,446 shares of Class A Common Stock (the “Warrant Shares” and, together with the Conversion Shares, the “Shares”) issuable upon the exercise of warrants (the “Warrants”) that were issued in connection with the Notes. The Shares are to be issued and sold by the Company in accordance with, and upon the terms and subject to the satisfaction of the conditions set forth in, the Securities Purchase Agreement, dated October 10, 2022, by and between the Company and the Selling Stockholder (the “Purchase Agreement”), as described in the Prospectus.

We have examined the Registration Statement, the Prospectus the Purchase Agreement and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing, it is our opinion that:

1.	The Conversion Shares have been duly authorized by all necessary corporate action of the Company, and, upon (i) the due execution by the Company and registration by its registrar of such Conversion Shares, (ii) the issuance and delivery of such Conversion Shares upon conversion of the Notes in accordance with the terms thereof and (iii) receipt by the Company of the consideration therefor in accordance with the terms of the Notes, the Conversion Shares will be validly issued, fully paid and non-assessable.

2.	The Warrant Shares have been duly authorized by all necessary corporate action of the Company, and, upon (i) the due execution by the Company and registration by its registrar of such Warrant Shares, (ii) the issuance and delivery of such Warrant Shares upon exercise of the Warrants in accordance with the terms thereof and (iii) receipt by the Company of the consideration therefor in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP